UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 23, 2005

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building 435 Devon Park Drive Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)

610-293-0600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

Approval of Variable Portion of Total 2004 Compensation for Executive Officers

On February 23, 2005, the Compensation Committee of the Board of Directors approved payment of, and the Board ratified, the variable cash incentive for the Chief Executive Officer and each other eligible executive officer for the 2004 fiscal year under the Registrant’s management incentive plan. The awards were made pursuant to the plan adopted by the Compensation Committee in April 2004, which was not set forth in a written agreement and which established corporate and individual objectives for the payment of variable, at-risk cash incentives to eligible executive officers based on 2004 performance and operating results. The corporate objectives for 2004 included: (i) specified revenue and EBITDA objectives for the Registrant’s controlled companies; (ii) corporate expense plus interest expense objectives; (iii) capital generation objectives from the sale of non-strategic assets; (iv) completion of the sale of CompuCom Systems, Inc.; and (v) each participant’s individually established objectives.

In addition to its review of the quantitative achievement of the corporate objectives under the 2004 plan, the Compensation Committee considered the efforts of the executive officers and the significant milestones achieved during 2004 in completing the transformation of the Registrant’s business strategy, including completion of the $150 million convertible debt offering which extended the stated maturity of the Registrant’s long-term debt to 2024 and reduced interest expense by approximately $3.5 million per year; completion of the sale of CompuCom Systems, Inc., which provided approximately $128 million of gross proceeds; acquisition of Laureate Pharma; continued development of the Registrant’s companies; substantial reductions in corporate expenses; establishment of a growing pipeline for potential acquisitions; and expansion of the Registrant’s management team to supplement deal sourcing and execution, investor relations and legal support capabilities.

The Compensation Committee approved the payment of 2004 cash incentives for the Chief Executive Officer and each other eligible executive officer in the amounts stated below:

Name of Officer (1)	Position	2004 Variable Compensation
Anthony L. Craig	President and Chief Executive Officer	$622,800
Michael F. Cola	Group President, Life Sciences	$247,967
Christopher J. Davis	Executive Vice President and Chief Administrative & Financial Officer	$284,625
John A. Loftus	Senior Vice President and Chief Technology Officer	$116,775
Anthony A. Ibargüen (2)	President & Chief Executive Officer, Alliance Consulting Group Associates, Inc.	$100,000

(1)	Steven J. Feder, who joined the Registrant in November 2004 as Senior Vice President and General Counsel, was not eligible for a 2004 cash incentive.

(2)	Represents the portion of his 2004 cash incentive earned while Mr. Ibargüen served as an officer of the Registrant and was eligible for participation in the plan. In May 2004, Mr. Ibargüen left the Registrant to become President of a subsidiary of the Registrant. Mr. Ibarguen is no longer considered an executive officer of the Registrant.

Compensation of Non-Management Directors

The form and amount of compensation paid to the Registrant’s non-management directors is periodically reviewed by the Compensation and Corporate Governance Committees of the Registrant’s Board. On February 23, 2005, the Corporate Governance Committee recommended to the Board, and the Board approved, an annual retainer of $50,000, effective January 1, 2005, for Robert E. Keith for serving as Chairman of the Board. The annual retainer had been $85,000 for 2004.

Employment Agreement

On February 25, 2005, the Board authorized the Registrant to enter into a letter agreement with John A. Loftus. The letter agreement provides for a base salary for 2005 of $250,000 and a variable cash incentive target of $150,000 under the 2005 Plan. The letter agreement also provides that in the event the Registrant terminates Mr. Loftus’

employment without cause, Mr. Loftus terminates his employment for good reason (as those terms are defined in the letter agreement), or such events occur within 18 months following a change in control of the Registrant (as defined in the letter agreement), Mr. Loftus would receive a payment equal to a multiple of 1.5 of his annual base salary. In addition, under those circumstances, certain insurance coverages would continue for up to 12 months. All such payments are subject to execution of a customary release agreement as well as compliance with confidentiality and non-solicitation agreements with the Registrant.

The letter agreement is filed with this Current Report on Form 8-K as Exhibit 99.1. The foregoing description is subject to, and qualified in its entirety by, the letter agreement, which is incorporated by reference herein.

ITEM 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

     Not applicable.

(b) Pro Forma Financial Information.

     Not applicable.

(c) Exhibits.

99.1	Letter Agreement, dated February 25, 2005, by and between Safeguard Scientifics, Inc. and John A. Loftus

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: February 25, 2005	By:	STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel

Exhibit Index

99.1	Letter Agreement, dated February 25, 2005, by and between Safeguard Scientifics, Inc. and John A. Loftus